UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Explanatory Note

On January 12, 2022, Falcon Minerals Corporation (“Falcon” or the “Company”) and Desert Peak Minerals (“Desert Peak”) held a joint investor conference call to discuss details of transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 11, 2022, by and among Falcon, Desert Peak, Falcon Minerals Operating Partnership, LP and Ferrari Merger Sub A LLC. A copy of the transcript of the joint investor conference call is set forth below. While every effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about Falcon’s and Desert Peak’s ability to effect the transactions discussed in this communication; the expected benefits and timing of the transactions; future dividends; and future plans, expectations, and objectives for the combined company’s operations after completion of the transactions, including statements about strategy, synergies, future operations, financial position, estimated revenues, projected production, projected costs, prospects, plans, and objectives of management. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See “Risk Factors” in Falcon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as amended on Form 10-K/A, and in Falcon’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) for a discussion of risk factors that affect our business. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Neither Desert Peak nor Falcon undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC a proxy statement on Schedule 14A in connection with the proposed Merger (the “Proxy Statement”) and will file other documents with the SEC regarding the proposed Merger. The Proxy Statement will be sent or given to the Company’s stockholders and will contain important information about the Merger and related matters. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the Proxy Statement (if and when it becomes available) and other relevant documents filed by Falcon with the SEC at the SEC’s website at www.sec.gov. You may also obtain the Company’s documents on its website at www.falconminerals.com.

Participants in the Solicitation

The Company, Desert Peak and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the Merger and may have direct or indirect interests in the Merger. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2021 Annual Meeting of Stockholders, filed with the SEC on April 23, 2021, its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 12, 2020, as amended on Form 10-K/A, filed with the SEC on May 5, 2021, and its other documents which are filed with the SEC. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the Proxy Statement carefully when it becomes available before making any voting or investment decisions. Investors may obtain free copies of these documents using the sources indicated above.

Transcript

Company Participants

•	Bryan C. Gunderson, President, Chief Executive Officer & Director, Falcon

•	Chris Conoscenti, Chief Executive Officer, Desert Peak

Other Participants

•	Derrick Whitfield

•	Noel Parks

•	TJ Schultz

Presentation

Operator:

Good day, ladies and gentlemen, and welcome to today’s conference call, discussing the combination of Desert Peak Minerals with Falcon Minerals. All lines have been placed on a listen-only mode, and the floor will be open for your questions and comments following the presentation. (Operator Instructions)

At this time, it is my pleasure to turn the floor over to Bryan Gunderson, President and CEO of Falcon Minerals. Sir, the floor is yours.

Bryan C. Gunderson:

Good morning, and thank you for joining today’s conference call. I’m joined today by Falcon’s Chief Financial Officer, Matt Ockwood; Chris Conoscenti, Chief Executive Officer of Desert Peak Minerals; and Carrie Osicka, Chief Financial Officer of Desert Peak Minerals.

I will give a brief overview of the transaction that we announced earlier this morning. Chris will walk through the Desert Peak assets and then we’ll take questions from those on the line. I’m pleased to announce our strategic merger with Desert Peak Minerals. As we’ve discussed on many occasions, we are firm believers that the most important drivers of value in this business are scale and asset quality.

Falcon has evaluated a number of opportunities to build, scale and add high quality assets, and this transaction offers both. The merger with Desert Peak deliver significant scale in the heart of the Permian, Delaware and Midland Basins and exposure to the best combination of geology, operator activity and minerals ownership consolidation potential in the United States. We believe this is the best alternative for our shareholders to realize durable long-term value.

As part of the transaction, Falcon will issue 235 million shares of common stock to Desert Peak and Falcon shareholders will own approximately 27% of the combined company upon closing. Concurrent with the closing of the transaction, Falcon will execute a 1-for-4 reverse split, reducing the pro forma share count from approximately 321 million shares to approximately 80 million shares. Falcon’s Board of Directors approved the transaction at the recommendation of its special committee of independent directors and Desert Peak’s owners have provided their approval of the transaction.

We expect to mail a proxy statement to Falcon shareholders in the first half of 2022, and the transaction is expected to close in the second quarter of 2022. I’m confident that Falcon stockholders will enjoy working with Chris and his team as much as I have, and I’m confident in the leadership that he and his team will bring to the combined company. I would like to thank our shareholders for their support and I would like to take — I would like to thank our Board of Directors and our team for their dedication to Falcon.

With that, I would now like to turn the call over to Chris Conoscenti, CEO of Desert Peak Minerals. Chris?

Chris Conoscenti:

Thanks, Bryan, and thank you, everyone for joining the call. As Bryan mentioned, my name is Chris Conoscenti, and I’m the CEO of Desert Peak and will be the CEO of the combined company after closing. My references to the company or our on this call, I mean to refer to the combined company. For everybody’s reference, we have a slide presentation available on Falcon’s website that I will be referencing on this call.

I wanted to start out this morning by sharing our vision for this business and our strategy to work towards this vision, then walk you through our asset base, acquisition strategy, capital allocation model and governance approach. Our vision is clear to become the leading minerals company, focused on large-scale consolidation across a diverse set of operators. We will be building on a strong foundation of a premier asset base with acreage that is at the front end of operators cost curves, which provides them an economic incentives to drill on our acreage.

We plan to continue our focus on large-scale minerals consolidation across diversified operators, which differentiates our acquisition strategy from others. Our capital allocation framework is designed to use the cash generated from our acquired properties to prioritize our shareholders, our balance sheet strength and our reinvestment opportunities and we have a governance model that is designed to directly align our board and management with our shareholders by focusing on absolute total shareholder returns.

We believe executing this strategy will position Desert Peak for success in achieving our vision. Turning to the Page 4 of the slide deck. You can see from the maps on this page that our footprint in the Delaware Basin, Midland Basin and Eagle Ford, cover some of the most attractive acreage for oil and gas development in the United States. This combination brings together two high-quality focused oil weighted minerals asset bases that are at the front end of operators cost curves.

Desert Peak Minerals started acquiring minerals in the Delaware Basin, which historically had the best mix of operator activity, remaining locations to be drilled and minerals consolidation opportunities. In 2021, Desert Peak entered the Midland Basin for the first time after seeing data that showed just how resilient this region was during 2020. Despite significant stress on the system, the operators in the Midland Basin remained active, which is a key value driver for us.

Our view is that the Falcon assets share many of these same qualities, liquids weighted, operated by the top E&P names in the industry and have remaining growth potential. Our combined company will own mineral and royalty interests, covering over 139,000 net royalty acres when normalized to a 1/8 royalty equivalent. Together, we had approximately 13,500 barrels of oil equivalent of production associated with our minerals and royalties in Q3 2021 and generated over $200 million of adjusted EBITDA when annualized Q3 2021.

Turning to Page 5. As Bryan mentioned, scaling this business is critical, not only to be relevant to the equity investor community, but also to capitalize on the efficiencies that come with scale in a business as simple as this one. Our combined asset base provides the scale needed to serve as a platform to continue the consolidation of this highly fragmented sector. Of our 139,000 net royalty acres, over 75% are in the Permian Basin, where Desert Peak has focused.

We will own interests in over 10,000 gross wells are 92 net wells when you net them down to our 100% interest and normalize them to a 5,000 foot length lateral. While we believe this is a good critical mass of a starting point, we know there is an enormous consolidation opportunity that we plan to pursue. Page 6 steps back and shows the macro context for why we believe our Permian and Eagle Ford focus asset base gives us a competitive advantage.

As mineral and royalty owners, we do not control the timing of our all location of our E&P operator activity, so our best strategy for limiting the amount of time between acquiring minerals and seeing cash flow from royalties is to focus our attention — our acquisition efforts in places where operators are most active. The graph on this page clearly shows that the Permian and Eagle Ford have been commanding an increasing percent of US on-shore development capital from E&P operators over the past five plus years, with new wells spud in the Permian and Eagle Ford now accounting for over 65% of all new wells spud in the United States.

Before we discuss our consolidation growth strategy, it is important to understand the organic growth potential embedded in our existing asset base on Page 7. We look at the wells that have been spud and wells that have been permitted on our acreage as a leading indicator of new production volumes to come over the next 12 months. This line of sight inventory is spread across a diverse set of large and small cap public and private operators. An important component of our strategy is operator diversification.

If you were a mineral owner before 2019 and your operators were mid-cap public independence, you saw a disproportionate level of activity. In 2019 and 2020, if you owned under large caps and majors, you had relatively more activity than others. In 2021, if you owned under private operators, you saw a disproportionate level of activity. We designed our asset base to win through cycle by having exposure to multiple operators across the size and public versus private spectrum.

As you can see from the top pie charts, the combined company currently has approximately 11 net wells that have been spud and another nine net wells that have been permitted on our acreage. This compares to only 35 net wells that have been turned inline since January 1 of 2019. Another way to frame the current inventory of spuds and permits is to look back over time, as if we had owned all the assets we have today back in 2018. As you can see from the bottom graph on this page, our current spud and permit inventory is at a historical high for our current asset base and is almost 2x higher than it was at year-end 2018.

This record level of line of sight wells underpins our initial guidance we show on Page 8. On a combined basis, we expect production associated with our mineral and royalty interests for the first half of 2022 to average between 13,500 and 14,500 boes per day, 52% to 53% of which would expect to be crude oil and 73% of which we expect to come from the Permian Basin. We expect run rate combined G&A per quarter to be approximately $3 million.

While we aren’t providing volume guidance for the back half of 2022, our existing 20 net well line of sight inventory support our view that we will see continued production growth in the second half of the year from both the Permian and Eagle Ford regions. As it relates to Hooks Ranch, there is currently a six well pad that has been permitted. This pad is not in our guidance numbers that first half of 2022, and we do not currently have an estimated date for this pad to be drilled or turned in line.

But once these wells are completed, we expect them to contribute an average of approximately 575 boes per day for the first three months that they are online. This highlights another benefit of this transaction, a smaller percentage impact of Hooks wells on total company production. Our guidance numbers do not assume any future acquisitions, but as you can see on Page 9, there is an obvious benefit to our large-scale consolidation strategy. We are just interested in large acquisitions for the sake of scale.

We see tangible margin benefits from larger acquisitions. The graph on Page 9 shows the scalability of our business model. In 2020, we had less than 50,000 net royalty acres and interests in less than 2,500 gross wells. We manage this with 24 employees for cash G&A per boe of $4.45. Pro forma for the Falcon transaction, we expect to have over 139,000 net royalty acres interest in over 10,000 gross wells and fewer than 30 employees. This would drive our cash G&A per boe down below $2.50. DPM started acquiring minerals about five years ago. The graph on the left side of Page 10 shows gray bars for the total number of NRAs we acquired in each quarter since January 1 of 2017. A few things to note. First, we didn’t buy anything for four quarters, starting in Q2 of 2020 due to wide bid-ask spreads with sellers still expecting prices that reflected 2019 oil prices and levels of operator activity.

We held firm to our underwriting standards, and the good news is that many of the opportunities we evaluated during this period did not end up transacting, so they are still available. The other important thing to note is that this dynamic changed, starting in Q2 of 2021. We closed on our largest two acquisitions in our history in Q2 and Q3 of 2021. The Falcon transaction, which we expect to close in Q2 of this year, will be our largest transaction to-date.

The graph on the right side of this page gives our acquisition program some context in relation to the acquisition activities of our public peers. As you can see, only one company has acquired more NRAs since 2019 than Desert Peak. Turning to Page 11. We wanted to provide more insight into how our acquisition strategy focused on large-scale packages across diversified operators has built our company. Our management team does not manage other lines of business or other companies.

We are 100% focused on becoming the logical consolidator of Permian minerals, and we are incentivized to maintain our disciplined acquisition underwriting standards. Pro forma for the Falcon transaction, we have built Desert Peak Minerals through 181 acquisitions, only 15 of these transactions were for deals in excess of 1,500 NRAs each. However, these 15 transactions account for close to 90% of our pro forma NRA account. This illustrates the efficiencies we see by focusing on larger scale consolidation.

The other important point to make is that the vast majority of our acquisitions were privately negotiated, not part of broad auction processes which demonstrates the benefits of the relationships we have built in our focused business model. We still evaluate and make small acquisitions, but the larger acquisitions make meaningful step changes in our scale and cash G&A per boe as you saw in the prior two pages.

The next logical question you may have is about our ability to continue making acquisitions that meet our returns criteria. On Page 12, when you look at just at the Permian Basin, our focal area for future acquisitions, you can quantify the opportunity set in a couple of ways. First, we estimate there are approximately 65,000 unique mineral owners in the Permian. There is no chance that this many disparate owners are managing their minerals as efficiently as we are, making sure they are being paid the proper amounts, being paid timely and negotiating hard for the best possible lease terms.

Second, if you want to look at it in terms of acquirable NRAs or NRAs that are not currently owned by Viper, TPL, Chevron and the state and federal governments, we estimate there are 4.8 million acquirable NRAs in our Delaware Basin by area and another 5.7 million acquirable NRAs in our Midland Basin by area. Remember, our existing Permian footprint today is 105,000 net royalty acres. This is an enormous opportunity for us.

As we think about acquisitions, we think about them through the lens of capital allocation. Page 13 outlines our capital allocation framework, which balances returning a significant amount of our cash flow to shareholders with our ability to make accretive cash acquisitions and protect our balance sheet strength. Our new board will determine our formal dividend policy, but we are philosophically aligned with the Falcon team, and we believe that the combined business will payout a majority of its cash flow to shareholders as a dividend without jeopardizing balance sheet strength and the ability to continue to make accretive acquisitions.

Pro forma for the combination, we will have a debt to adjusted EBITDA ratio of less than 0.8x. This transaction does not have any financing contingency, and both Falcon and Desert Peak are in active conversations with our respective lenders about our pro forma credit facility. Lastly, I wanted to emphasize on pages 14 and 15 how our governance model will differentiate DPM from its peers.

If you have read any of the white papers published by our founding sponsor Kimmeridge, you will understand the approach we have taken to good governance as a bare minimum to restore investor confidence in energy stocks. We have designed our governance structure to be best-in-class. 100% of management’s incentive compensation will be stock-based and 75% of that will be performance units based on absolute total shareholder return, stock price appreciation plus dividends, not benchmarked against some hand-picked pivot.

Also, this transaction isn’t crystallizing a prior equity award of our management team at a much lower stock price basis. The grants we expect to receive will be based on the stock price around the time of closing. Importantly, this team will spend 100% of its time focused on this business, not managing other business lines or other public or private entities. Seven of our eight directors will be independent, half of our employees are women and our employee base and board designees reflect our cultures that values diversity.

As mineral owners, we do not have any Scope 1 and only nominal Scope 2 emissions. We do not control operator behavior, but we do include language in our standard lease form that provides an economic disincentive to flare gas, and we target operators for leasing our minerals that are responsible environmental stewards. Page 15 showcases our management team and board designees.

This management team has spent the past several years working together to build Desert Peak, and we have a dedicated team of 21 additional professionals, not shown on this page who have all contributed to our company’s success. Our board brings valuable experience from different backgrounds, and we are committed to board independence and term limits as a part of our focus on best-in-class governments.

In conclusion, we are excited about the platform created by this combination with our embedded organic growth potential from our historically large volume of spud and permitted wells, our differentiated strategy focused on large-scale acquisitions across diversified operators, our capital allocation framework prioritizing dividends shareholder-oriented governance structure. Thank you for joining the call today. I’m looking forward to working with all of stock and shareholders and the equity analyst community going forward.

At this time, we’ll open it up for questions.

Questions and Answers

Operator:

Thank you. The floor is now open for questions.

(Operator Instructions) We’ll take our first question from TJ Schultz with RBC. Please go ahead.

Q – TJ Schultz:

Great. Good morning. I guess, first is thinking about consolidating minerals in the Permian and then you guys have had some success getting deals done early last year. But maybe you can provide a little color on how some of the acquisition discussions in the basin have evolved over the past year, given the run-up in oil prices and maybe how would — you would frame the bid-ask spread right now on expectations, just given $80 oil? Thanks.

A – Chris Conoscenti:

Thanks, TJ. Appreciate the question. So I’d say, it’s differentiated by acquisition target size. The smaller acquisitions I would describe as overheated and uneconomic. So things that are broadly auctions that are sort of sub $25 million or sub $50 million are seeing heavy interest from people that have either different cost of capital or much different underlying assumptions than what we have.

So we find that market to be very very overheated. However, we find the conversations with larger mineral owners to be rational about relative value. So the run-up in oil prices hasn’t really negatively impacted those conversations when you talk about it on a relative value basis.

Q – TJ Schultz:

Okay. Appreciate that. And then, do you ultimately want to be a pure play in the Permian? Or do you want to keep Eagle Ford minerals just for more scale and diversification?

A – Chris Conoscenti:

Look, we like the quality of the Falcon assets. And if we saw some signals from the market that said there’s a significant premium from being a Permian pure play, that might be one thing, but we just don’t see that signal. So as we look at it, scale is clearly important. The market clearly doesn’t need 10 companies doing the same thing in the same places, so we’re looking to be relevant to equity investors at a large-scale with high quality assets. So that’s our primary goal returns focused at scale.

Q – TJ Schultz:

Okay. Understood. Just lastly for me on capital allocation understand how your language just to pay a significant dividend. But do you have any kind of guidance on payout ratio versus what the size of the payout ratio or what you would want to retain as you look at acquisitions? And do you have any strategy on base versus variable dividend or remaining more fully variable? Thanks.

A – Chris Conoscenti:

Yes. Thanks, TJ. I guess, what I would tell you is a couple things. Just philosophically as I said, we’re aligned with Falcon on this one and that this business can clearly support a dividend that reflects a majority of the cash flows of the company.

But I think if you just take a step back and look at the industry in the genesis of it, this is --it’s not sustainable for companies to payout 100% of their cash flow, at least the company’s. If you have any growth strategy that’s related to acquisition, at least you tethered to the capital markets and outside capital providers with no ability to use company generated cash flow for acquisitions or to protect the balance sheet.

So we don’t feel like a 100% payout is a responsible way for us to manage a much larger scale business. So as I said, it’s — it’ll be a majority of cash flow, and the board will announce the formal dividend policy at closing.

Q – TJ Schultz:

Got it. Thank you.

Operator:

We’ll take our next question from Noel Parks with Tuohy Brothers. Please go ahead.

Q – Noel Parks:

Hey. Good morning. You know, I was wondering, if you look at the 65,000 unique mineral owners in the Permian that you mentioned, as scale will increase for the deal and your growth outlook should similarly be expanded. Can you maybe characterize those mineral owners like whose hands there and also maybe the era, in which they may have originally been leasing imagining some of the areas are probably long produced through legacy production, others really were only knew the shale era and if you have any thoughts about what sort of terms going forward would be you’ll be likely to see as you looked at deal?

A – Chris Conoscenti:

Yes. Thanks, Noel. So there’s a variety of different styles of mineral owners that we interact with from individuals that have inherited minerals over generations and entire family groups or family offices, there are organized mineral buyers, professional mineral buyers and then there are mineral companies. So I think it’s a variety of different entities.

Clearly, that 65,000 number is heavily weighted in number of owners towards the individual and family end, but NRA count weighted much more towards the aggregated mineral buyer or a mineral company end. So I think the strategy here is to focus on large-scale consolidation because that’s those the kinds of transactions that move the needle in terms of economies of scale and lowering our cash G&A per boe.

Q – Noel Parks:

Right. And I was wondering, if you could maybe talk a bit, I know it’s early, about just what you might consider the milestones might be of your integration tasks?

A – Chris Conoscenti:

Yes. The great news about the minerals business is that we don’t have to do much on physical assets at all because we own data, we own real property interest. So it’s just a matter of bringing the Falcon data onto the Desert Peak systems.

And so, that process has already begun.

So we’ve done a number of these larger acquisitions now and they’ve gone smoothly. I mean, candidly, the longest lead-time item is to — is getting in pay from the operators. It’s just a slow and antiquated process to work with the operators on getting paid once ownership changes hands, but the nice thing about this transaction is that the title won’t necessarily have to change hands, so this shouldn’t be an extended process from — in that regard. But for other large acquisitions, that’s typically the longest lead-time item.

Q – Noel Parks:

Right. And I guess, just a last one is to maybe talk a little bit about what your thoughts are for future Eagle Ford development. We have been hearing some — among some of the larger operators that with the strength and commodity prices, the footprint of what might be economic, could be expanding and that might improve sort of the development pace out there?

A – Chris Conoscenti:

Yes. I think clearly the footprint might expand, but the economics are always going to be best at the heart of the play, where the geology and economics are most favorable taping it to begin with. We’ve lower commodity prices. Those returns just expand a higher commodity prices. So that’s the beauty of the Falcon footprint, and Eagle Ford is it’s in the heart of the play. So those will continue to be favorite assets as it relates to operators’ priorities.

Q – Noel Parks:

Great. Thanks a lot.

A – Chris Conoscenti:

Thank you.

Operator:

We’ll take our next question from Derrick Whitfield with Stifel. Please go ahead.

Q – Derrick Whitfield:

Hi. Thank you, and good morning, all. Congrats to both management teams.

A – Chris Conoscenti:

Thanks, Derrick.

Q – Derrick Whitfield:

Perhaps for Chris, the presentation certainly conveys your historical success with consolidation. Slide 12 specifically speak to a meaningful opportunity in the Permian that you guys see today. In general, how should we think about your investment framework as it relates to consolidation and acquisition opportunities?

A – Chris Conoscenti:

I think the best way to think about it it’s returns driven. As you heard described, the incentive compensation structure here, we’re going to be meaningful shareholders and incentivized — with the incentive compensation structure to be returns focused. And so, I don’t see our underwriting standards changing as we combine these two companies versus what Desert Peak was doing as a private company in past acquisitions in the Permian Basin.

I think the complexion of the transactions be very similar. It will be relationships we’ve been cultivating for years, people even talking to for years about combining businesses or making acquisitions. So I think it will be a very similar set of folks have been talking to. I think the underwriting criteria will be very similar.

Q – Derrick Whitfield:

Chris, as a follow-up to this comments, could you share any color on your average cost basis for historical acquisitions and dollars per location or your preferred metric?

A – Chris Conoscenti:

Yes. We really don’t look at it in terms of dollars per location. There was a time when dollars per NRA was a relevant metric, but as the basin has seen more drilling, specifically around the northern and southern parts of the Delaware Basin and now as we’re seeing in the Midland Basin and as we ventured there, that even has become less of a relevant metric. We spend hundreds of millions of dollars on these acquisitions, but we don’t tie ourselves to one sort of basis metric.

Q – Derrick Whitfield:

Great. And as my last question is for you, Chris, and just really for the benefit of understanding the maturity of your production base. Did you speak to the underlying base decline at present or simply how many locations will be required to hold your productions lab?

A – Chris Conoscenti:

Yes. The existing base decline of our PDP today is about 35% and it is pretty similar to what we observe from Falcon’s too. So these two asset bases coming together shouldn’t materially change that decline profiling on existing PDP base.

Q – Derrick Whitfield:

Perfect. Very helpful. Thanks again for your time, and congratulations to you both.

A – Chris Conoscenti:

Thank you.

Operator:

This concludes our question-and-answer session. I would now like to turn the call back over for closing remarks.

A – Chris Conoscenti:

Thank you, everyone for joining the call. We look forward to speaking with you individually. Appreciate your time.

Operator:

This does conclude today’s teleconference. We thank you again for your participation. You may disconnect your lines at this time, and have a great day.